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                                                                      EXHIBIT 11
                                    ALPHANET SOLUTIONS, INC.

                          COMPUTATION OF PRO FORMA EARNINGS PER SHARE
                            (In thousands, except per share amounts)
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
                                  Three Months Ended June 30,     Six Months Ended June 30,
                                  --------------------------      ------------------------
                                     1995          1996               1995        1996
Pro forma net income                 $562        $  516              $1,112      $1,088
                                     ====        ======              ======      ======

Weighted average number
  of common shares and
  common shares equivalent:
Common shares................       3,400         5,073               3,400       4,281
Shares necessary to                   551             -                 551         260
  fund S Corporation Distribution
Cheap stock (treasury
  stock method)..............          37             -                  37          17
                                    -----        ------               -----      ------
                                    3,988         5,073               3,988       4,558
                                    =====        ======               =====      ======

Pro forma net income per share     $ 0.14        $ 0.10              $ 0.28      $ 0.24
                                   ======        ======              ======      ======

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